Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statements on Form S-1 of Benson Hill, Inc. (file nos. 333-260447 and 333-259679) of our report dated December 22, 2021, on the October 31, 2020 and 2019 financial statements of ZFS Creston, LLC, which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP
Indianapolis, Indiana
March 16, 2022